LOCK-UP AND LEAK-OUT AGREEMENT

THIS LOCK-UP AND LEAK-OUT AGREEMENT (the “Agreement”) is entered into and effective as of August 24, 2007 (the “Effective Date”) by and between AudioStocks, Inc., a Nevada corporation (the “Company”) and Luis J. Leung, a shareholder of the Company (the “Shareholder”).

RECITALS

WHEREAS, the Shareholder owns 420,308 shares of the Company’s common stock (the “Common Stock”).

WHEREAS, the Shareholder understands that the Company may be seeking additional funding and believes that the lock-up and leak-out restrictions and provisions, as further described herein, on the transfer and sale of the Common Stock the Shareholder currently owns will improve the Company’s prospects for obtaining additional financing and thus improving the overall financial condition of the Company.

WHEREAS, for valuable consideration consisting of $100, the receipt and sufficiency of which is hereby acknowledged, the Shareholder has agreed to enter into this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt of which is hereby acknowledged it is hereby agreed as follows:

1.           Lock-Up Provisions.    Subject to the terms of this Agreement, the Shareholder agrees that for a period of six (6) months from the Effective Date of this Agreement (the “Lock-Up Period”), the Shareholder shall not, directly or indirectly, sell, offer to sell, contract to sell, assign, pledge, hypothecate, encumber or otherwise transfer, or enter into any contract, option or other arrangement or understanding with respect to the sale, assignment, pledge or other disposition of (collectively, a “Transfer”) any beneficial rights with respect to the Common Stock

2.           Leak-Out Provisions.    Subject to the terms of this Agreement, the Shareholder agrees that for a period beginning upon the end of the Lock-Up Period and ending twenty four (24) months from the Effective Date of this Agreement (the “Leak-Out Period”), the Shareholder shall not Transfer, in any given ninety (90) day period, more than one percent (1%) of the Float1.

1           The “Float” shall mean the number of issued and outstanding shares of Common Stock held by Non-Affiliates (as defined in Rule 144 of the Securities Act of 1933) of the Company

3.           Consideration.   For and in consideration of the Shareholder entering into this Agreement, the Shareholder shall receive from the Company consideration consisting of $100 (the “Consideration”).

4.           Transfer Agent Instructions.      The Shareholder agrees and consents to the entry of stop transfer instructions (the “Stop Transfer Instructions”) with the Company’s transfer agent against the Transfer of Common Stock held by the Shareholder except in compliance with the terms and conditions of this Agreement. After the twelve (12) month period following the Effective Date of this Agreement has lapsed, the Company shall direct the transfer agent to release Stop Transfer Instructions.

5.           Representations, Warranties and Covenants of the Shareholder.

The Shareholder represents, warrants and agrees with, the Company that:

(a)           this Agreement has been duly executed and delivered by the Shareholder and constitutes a valid and binding obligation of the Shareholder enforceable in accordance with its terms;

(b)           neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in any breach or violation of, be in conflict with, or constitute a default under, any agreement or instrument to which the Shareholder is a party or by which the Shareholder may be affected or is bound;

(c)           The Shareholder is not subject to or obligated under any provisions of any law, regulation, order, judgment or decree which would be breached or violated by the execution, delivery and performance of this Agreement by the Shareholder and the consummation of the transactions contemplated hereby; and

6.           Miscellaneous.

(a)           Notices.    All notices or other communications required or permitted by this Agreement or by law to be served on or given to either party to this Agreement by the other party shall be in writing and shall be deemed duly served when personally delivered to the party at an address agreed upon by both parties.

(b)           Assignment.  This Agreement and all the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

(c)           Governing Law.   The internal law, without regard for conflicts of law principals, of the State of Delaware will govern all questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement.

(d)           Jury Trial Waiver.   To the fullest extent permitted by law, each of the parties hereto hereby knowingly, voluntarily and intentionally waives its respective rights to a jury trial of any claim or cause of action based upon or arising out of this Agreement or any other document or any dealings between them relating to the subject matter of this Agreement and other documents.

(e)           Counterparts.  This Agreement may be executed in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same instrument.

(f)           Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such provision or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

(g)           Amendment; Waiver.   The Board of Directors may amend the terms of the Agreement if it determines it is in the best interest of the Company and its shareholders. In the event either party wishes to amend this Agreement, the Agreement may only be amended or waived in a writing executed by the both parties.

(h)           Complete Agreement.  This Agreement contains the complete agreement between the parties hereto and supersedes any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

IN WITNESS WHEREOF, the parties hereby have executed this Agreement as of the date first written above.

COMPANY: AUDIOSTOCKS, INC. /s/ Luis J. Leung _____________________________ By: Luis J. Leung Its: President	SHAREHOLDER: LUIS J. LEUNG /s/ Luis J. Leung _____________________________ By: Luis J. Leung An individual